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                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-70939, 333-67507, 333-67517 and 333-67519) pertaining to the Amended and Restated Quando 1994 Stock Option Plan, the Starwave Corporation Revised 1992 combined Incentive and Nonqualified Stock Option Plan, Amended and Restated as of March 7, 1995, the 1998 Employee Acquisition Nonqualified Stock Option Plan and the Infoseek Corporation Amended and Restated 1996 Stock Option/Stock Issuance Plan; Infoseek Corporation Amended and Restated Employee Stock Purchase Plan; Amended and Restated Webchat Communications, Inc. 1996 Stock Option Plan of Infoseek Corporation of our report dated January 20, 1999, with respect to the consolidated financial statements of Infoseek Corporation included in the Annual Report (Form 10-K) for the nine months ended October 3, 1998.

Our audits also included the financial statement schedule of Infoseek Corporation for the nine months ended October 3, 1998 and for each of the two years in the period ended December 31, 1997 listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.

                                        /s/ ERNST & YOUNG LLP

San Jose, California
February 11, 1999